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                                 CONTACTS:       David R. Fluhrer
                                                 Vice President-Communications
                                                 (516) 844-7590
                                                 olsten.comms@olsten.com
                                                 www.olsten.com

                                                 Anthony J. Puglisi
                                                 Senior Vice President
                                                 and Chief Financial Officer
                                                (516) 844-7110


FOR IMMEDIATE RELEASE
--------------------

          OLSTEN CORPORATION ANTICIPATES LOWER FIRST QUARTER
              NET INCOME OF APPROXIMATELY $ .18 PER SHARE

Melville, NY, March 27, 1998 -- Olsten Corporation (NYSE:OLS) today said that it anticipates  net  income  for  the  first  quarter  ending  March  29,  1998  of approximately  $ .18 per share,  versus  $.24 per share for the same period last year, due to ongoing challenges in Health Services.


     "The  Company  expects  Health  Services'  revenues  to be down  about five percent and anticipates that it will operate at approximately break even for the first quarter of 1998," said Olsten Chairman and Chief  Executive  Officer Frank

N. Liguori.  "Olsten Health  Services  continues to experience a loss in nursing visits due to a tough competitive  environment,  tighter controls over visits by physicians and other referral sources, the elimination of Medicare reimbursement for in-home  venipuncture  services and the impact of the new  Medicare  Interim

Payment System that reduces reimbursements for patient visits and sets an annual limit for benefits on a per-patient basis."


     Olsten  Corporation  is a world  leader  in  staffing  services  and  North

America's largest provider of home health care and related  services.  Primarily through Olsten Staffing Services, the Company operates more than 900 staffing or information  technology  offices in North  America,  South  America  and Europe,

providing assignment employees to business,  industry and government, as well as services for the design,  development  and  maintenance of information  systems.

Through its Olsten Health Services subsidiary, the Company's approximately 500

                                   -more-








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health care offices in the United States and Canada  provide health care Network

Services and caregivers for home health care and institutions, home infusion and other therapies, and management services to hospital-based home health agencies.


     In 1997, Olsten Corporation employed  approximately  670,000 people serving

approximately  625,000  client/patient   accounts.  The  Company  achieved  1997

systemwide sales of $4.8 billion and revenues of $4.1 billion.


     Information   contained  in  this  news  release,   other  than  historical

information, should be considered forward-looking and is subject to various risk factors and uncertainties. For instance, the Company's strategies and operations involve risks of competition,  changing market  conditions,  changes in laws and regulations  affecting our industries  and numerous  other factors  discussed in this  release and in the  Company's  filings  with the  Securities  and Exchange

Commission.  Accordingly, actual results may differ materially from those in any forward-looking statements.

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